Exhibit 10.27
SUPERIOR ENERGY SERVICES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective January 1, 2008

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ARTICLE I
PURPOSE AND EFFECTIVE DATE
     The purpose of the Superior Energy Supplemental Executive Retirement Plan (“Plan”) is to aid Superior Energy Services, Inc. (“Superior”) and its wholly-owned subsidiaries in retaining and attracting executives and key management personnel by providing them with Company retirement benefits above and beyond those provided through other Superior plans, and to reward exceptional performance by certain executives employed by Superior before the Plan was adopted, in a vehicle designed to provide tax deferred income. The Plan restricts participation to a select group of management and highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended) and is intended to comply with Internal Revenue Code Section 409A. The Plan is effective January 1, 2008.
ARTICLE II
DEFINITIONS
     For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
     2.01 Account or Accounts. “Account” or “Accounts” means the Participant’s Retirement Account and any other notional Account(s) (such as Accounts for Discretionary Contributions) established by the Administrative Committee to track credits and earnings under the Plan.
     2.02 Administrative Committee. “Administrative Committee” means the committee appointed by the Compensation Committee, or by any person(s) to whom the Compensation Committee has delegated the power of appointment. As of the Effective Date of the Plan, the persons listed on Appendix A are members of the Administrative Committee.
     2.03 Base Salary. “Base Salary” means the base cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, before any reduction for withholdings or amounts deferred under any deferral program of the Company.
     2.04 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to a Participation Agreement.
     2.05 Board. “Board” means the Board of Directors of Superior.
     2.06 Bonus Compensation. “Bonus Compensation” means the cash bonus paid during the first quarter of each calendar year pursuant to the Company’s annual incentive plan, before any reduction for withholdings or amounts deferred under any deferral program of the Company.
     2.07 Business Combination. “Business Combination” has the meaning set forth in Section 2.10(c).

     2.08 Cause. “Cause” means Cause as defined in the Participant’s employment agreement with the Company, if any. If the Participant has no employment agreement with the Company, “Cause” means:
     (a) the substantial and continued willful failure by a Participant to perform his or her assigned duties that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not corrected (if correctable) by the Participant within 30 days after written notice of such failure is delivered to the Participant by the Company;
     (b) a violation of the Company’s Code of Business Conduct and Ethics, which violation is not corrected (if correctable) by the Participant within 30 days after written notice of such violation is delivered to the Participant by the Company; or
     (c) the commission by the Participant of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.
     2.09 CEO. “CEO” means the Chief Executive Officer of Superior.
     2.10 Change of Control. “Change of Control” means:
     (a) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Superior’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
     (1) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2.10(c) hereof) of Common Stock directly from Superior,
     (2) any acquisition of Common Stock by Superior,
     (3) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Superior or any corporation controlled by Superior, or
     (4) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 2.10(c) hereof; or
     (b) individuals who, as of December 1, 2008, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or
     (c) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of Superior (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:
     (1) the individuals and entities who were the beneficial owners of Superior’s outstanding Common Stock and Superior’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and
     (2) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and
     (3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
     (d) approval by the stockholders of Superior of a complete liquidation or dissolution of Superior.
For purposes of this Section 2.10 the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
Notwithstanding this Section 2.10, no payment shall be made from this Plan as a result of a Change of Control unless the Change of Control is also a Section 409A Change of Control.
     2.11 Change of Control Participant. “Change of Control Participant” has the meaning set forth in Section 9.02(a).

     2.12 Claimant. “Claimant” has the meaning set forth in Section 8.02(a).
     2.13 Code. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.
     2.14 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.
     2.15 Common Stock. “Common Stock” means the common stock of Superior.
     2.16 Company. “Company” means Superior and all entities with whom Superior would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all entities with whom Superior would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).
     2.17 Designee. “Designee” means any individual(s) to whom the Board or the Compensation Committee has delegated authority to take action under the Plan. Wherever Board or Compensation Committee is referenced in the Plan, such reference shall be deemed to also refer to a Designee.
     2.18 Disabled or Disability. A Participant shall be considered “Disabled” or to have a “Disability” if the Participant is determined by the Compensation Committee to have a permanent and total disability, in its sole discretion.
     2.19 Discretionary Contributions. “Discretionary Contributions” means contributions made in the discretion of the Compensation Committee pursuant to Section 4.02.
     2.20 Effective Date. “Effective Date” means January 1, 2008.
     2.21 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.22 Form of Payment. “Form of Payment” means payment in a lump sum or annual installments (not to exceed 15).
     2.23 401(k) Plan. “401(k) Plan” means the Superior Energy 401(k) Plan, as amended.
     2.24 Incumbent Board. “Incumbent Board” has the meaning set forth in Section 2.10(b).
     2.25 Participant. “Participant” means any individual who is eligible to participate in the Plan in accordance with Article III.
     2.26 Participation Agreement. “Participation Agreement” means the form completed by the Participant in accordance with Section 7.03.

     2.27 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.
     2.28 Post Transaction Corporation. “Post-Transaction Corporation” has the meaning set forth in Section 2.10(c).
     2.29 Retirement Account. “Retirement Account” means the notional account maintained on the books of the Company for each Participant to track contributions made pursuant to Article IV.
     2.30 Retirement Contributions. “Retirement Contributions” means contributions made pursuant to Section 4.01.
     2.31 Section 409A Change of Control. “Section 409A Change of Control” means a change in the ownership or effective control of a Company or a change in the ownership of a substantial portion of the assets of a Company, as such terms are defined in Treasury Regulation Section 1.409A-3(i)(5).
     2.32 Separation from Service. “Separation from Service” means “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h).
     2.33 Superior. “Superior” means Superior Energy Services, Inc. and its successors and assigns, including but not limited to any corporation or entity with or into which such company may merge or consolidate.
     2.34 Valuation Date. “Valuation Date” means the last calendar date of each Plan Year or such other dates as the Administrative Committee in its sole discretion may determine.
     2.35 Year of Service. “Year of Service” means a Year of Service as determined for vesting purposes under the 401(k) Plan (1,000 hours of service (as defined in the 401(k) Plan) during a calendar year equals one Year of Service).
ARTICLE III
PARTICIPATION
     3.01 Participation. Participation in the Plan shall be limited to executive officers of Superior and other members of a select group of management or highly compensated employees of any Company that is 100%-owned by Superior (directly or indirectly). Participants must be recommended for participation in the Plan by the CEO and approved by the Compensation Committee. After such approval, Participants who are not executive officers of Superior will be identified on Appendix B, which shall be updated as necessary to reflect such changes, without the necessity of a Plan amendment.
     3.02 Termination of Participation. Active participation (i.e., eligibility for contributions pursuant to Article IV) shall cease upon the earlier of Separation from Service or upon a designation of the Participant as ineligible to participate by the CEO, with the approval of the Compensation Committee. The CEO, with approval of the Compensation Committee, may determine at any time that a Participant shall cease to be eligible for additional contributions under the Plan. Appendix B shall be updated as necessary to reflect such changes, without the necessity of a Plan amendment. Participation shall cease completely when a Participant has no Account balance under the Plan.
ARTICLE IV
CONTRIBUTIONS
     4.01 Retirement Contributions. The Company shall credit each Participant’s Retirement Account with amounts determined in accordance with this Section 4.01, as follows:
     (a) Base Contributions. Unless otherwise provided in Section 4.01(b) for a given Plan Year, the annual Retirement Contribution for a Participant shall be the Retirement Contribution Percentage specified in the following table (based on the sum of the Participant’s age and Years of Service), multiplied by the sum of the Participant’s Base Salary paid during such Plan Year plus Bonus Compensation paid during such Plan Year (notwithstanding the fact that the Bonus Compensation relates to services performed in a prior year).

Participant’s Age + Years of	Retirement Contribution
Service	Percentage
0-45	2.5%
46-55	5.0%
56-65	7.5%
66-75	10.0%
76-85	15.0%
86-95	17.5%
96-105	20.0%
106+	25.0%
     (b) Enhanced Contributions. Notwithstanding Section 4.01(a), and in lieu of the contributions provided thereunder, for a given Plan Year, the Retirement Account of a Participant employed by the Company as of December 31, 2008, and whose age plus Years of Service as of such date totaled at least 55, shall be credited with annual Retirement Contributions equal to the Retirement Contribution Percentage specified in the following table (based on the Participant’s age and Years of Service) multiplied by the sum of the Participant’s Base Salary paid during such Plan Year plus Bonus Compensation paid during such Plan Year (notwithstanding the fact that the Bonus Compensation relates to services performed in a prior year).

	Years of Service
		Retirement Contribution Percentage
Age	1-5	6-10	11-15	16-20	21-25	26-30	31-35	36-40

50-54	10.0%	10.0%	15.0%	15.0%	20.0%	20.0%	25.0%	25.0%
55-59	10.0%	15.0%	15.0%	20.0%	20.0%	25.0%	25.0%	35.0%
60-64	15.0%	15.0%	20.0%	20.0%	25.0%	25.0%	35.0%	35.0%
65+	15.0%	20.0%	20.0%	25.0%	25.0%	35.0%	35.0%	35.0%
     (c) Determination of Age and Years of Service. For purposes of this Article IV, age and Years of Service are determined as of the last day of each Plan Year, fractional years shall not be counted, and there shall be no rounding to the next highest age or Year of Service.
     (d) Effect of Termination of Employment. A Participant shall not be entitled to receive a credit to his or her Retirement Account with respect to a Plan Year if he or she terminates employment prior to the date on which Retirement Contributions are credited to the Accounts of Participants in accordance with Section 4.01(e), unless the termination was due to the Participant’s Disability or Death, or termination by the Company without Cause, or due to a voluntary termination of employment after attaining age 65 or following a Change of Control.
     (e) Timing of Contributions. A Participant’s Retirement Contribution with respect to a given Plan Year of participation in the Plan shall be credited to the Participant’s Retirement Account in the first quarter following the end of such Plan Year (e.g. by March 31, 2009 for the 2008 Plan Year).
     (f) First Year of Participation. Contributions with respect to the Plan Year in which a Participant becomes a Participant shall be based on the Participant’s Base Salary and Bonus Compensation for the entire Plan Year. However, in accordance with Treasury Regulation Section 1.409A-2(a)(7), a new Participant’s Retirement Contributions with respect to the first year of participation in the Plan shall not exceed (in absolute terms) the Participant’s Base Salary and other compensation earned during the Plan Year after a Participation Agreement is filed in accordance with Section 7.04. The previous sentence shall not apply to the 2008 Plan Year, in accordance with transition guidance issued by the Internal Revenue Service in Notice 2007-86.
     (g) Sample Retirement Contribution Calculation. Assume that Executive A is age 55 and has 10 Years of Service as of December 31, 2008. His 2008 Base Salary was $300,000 and he received a bonus in February 2008 of $200,000.
               Because his age plus Years of Service total at least 55, Executive A is eligible for an Enhanced Contribution. His contribution for the 2008 Plan Year will be $75,000, determined as follows:

$300,000	Base Salary
200,000	Bonus Compensation

$500,000
X 15%	From table at Section 4.01(b)

$ 75,000	Retirement Contribution (Credited 1st Quarter 2009)
     4.02 Discretionary Contributions. The Compensation Committee may, in its sole and absolute discretion, allocate Discretionary Contributions to a Participant’s Accounts if and when it deems appropriate (for example, if the Company wishes to reward long-service executives or provide additional incentives to recruit executives). Discretionary Contributions may be subject to special provisions, as specified by the Compensation Committee, including (but not limited to) special vesting and form of payment provisions. Declarations of awards of Discretionary Contributions shall be treated as a part of this Plan document and memorialized on Appendix C to the Plan.
     4.03 Withholding on Contributions. To the extent that the Company is required to withhold any taxes or other amounts from a contribution under the Plan pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant, unless otherwise provided by the Administrative Committee pursuant to Section 7.07.
ARTICLE V
MAINTENANCE OF ACCOUNTS AND EARNINGS
     5.01 Maintenance of Accounts. Separate Accounts shall be maintained for each Participant. A Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of the immediately preceding Valuation Date to reflect contribution credits pursuant to Article IV, earnings pursuant to Section 5.02, and distributions pursuant to Article VII with respect to such Accounts since the preceding Valuation Date.
     By receiving or accepting any benefit under the Plan, each Participant acknowledges and agrees that the Company is not and shall not be required to make any investment in connection with the Plan.
     5.02 Earnings Allocation. At the end of each Plan Year, each Participant’s Accounts will be adjusted to reflect earnings on the average daily balance of the Accounts during the Plan Year at a rate established on an annual basis by the Administrative Committee and approved by the Compensation Committee. The earnings rate established by the Administrative Committee shall be commensurate with Superior’s after-tax, long-term borrowing rate. Earnings shall be credited only on Accounts that are on the books of the Company at the end of the Plan Year. However, Accounts or portions of Accounts that are distributed during a Plan Year will be credited with earnings from the beginning of the Plan Year through the day immediately preceding the distribution, at the earnings rate applicable to the preceding Plan Year.

     5.03 Statement of Accounts. The Administrative Committee shall submit to each Participant an annual statement of his or her Accounts in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his or her Accounts as of the end of the most recently completed Plan Year.
ARTICLE VI
VESTING
6.01 Vesting Events.
     (a) A Participant shall be vested in his Accounts in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 6	0%
6	20%
7	40%
8	60%
9	80%
10 or more	100%
     (b) Notwithstanding Section 6.01(a), a Participant shall also be vested in his or her Retirement Account upon the earliest to occur of: (i) attaining age 65, (ii) a Change of Control, (iii) becoming Disabled, or (iv) the Company’s termination of the Participant’s employment without Cause. All Years of Service with the Company shall be counted for vesting purposes, including those accrued prior to the Effective Date.
     6.02 Forfeiture. A Participant shall forfeit his or her Account(s) (including previously vested Account(s)), and shall be liable to repay to the Company any amounts paid to him or her under Article VII, without interest, if the Participant is terminated for Cause, or if at any time during a Participant’s employment by the Company or within 36 months after termination of employment, the Participant engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to:
     (a) conduct relating to Participant’s employment for which either criminal or civil penalties against the Participant may be sought;
     (b) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Participant’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, as its request, by the Participant during the Participant’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company;
     (c) disclosing or misusing any confidential information or material concerning the Company; or
     (d) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company.
ARTICLE VII
RETIREMENT BENEFIT
     7.01 Retirement Benefit. Upon Separation from Service or death, a Participant or his or her Beneficiary shall be entitled to receive the vested balance of his or her Accounts.
     7.02 Timing and Manner of Payment. Upon Separation from Service, vested Accounts shall be paid to Participants at the time and in the manner set forth in this Section 7.02.
     (a) Six Month Delay. Except as otherwise provided in Sections 7.06 or 7.07, in no event may payments triggered by the Participant’s Separation from Service commence prior to the first business day of the seventh month following such Separation from Service.
     (b) Lump Sum. Accounts shall be paid in a lump sum within 30 days of the first day of the seventh month following the Participant’s Separation from Service if a Participant has not attained age 55 as of the date of his or her Separation from Service or if the Participant has not timely completed a Participation Agreement.
     (c) Installments. If a Participant has attained age 55 and has timely submitted a Participation Agreement in accordance with Section 7.04 on which he or she has elected installment payments, the Participant’s vested Account balance shall be paid in installments in accordance with his or her election on such Participation Agreement. Such installments shall commence within 30 days of the first day of the seventh month following the Participant’s Separation from Service. If a Participant has elected to receive payments in installments, the Company shall make annual cash payments from such Account, each of which shall consist of an amount equal to (i) the balance of such Account as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid).

     7.03 Participation Agreement. The Administrative Committee shall have the discretion to specify the contents of a Participation Agreement which, subject to Article VII, shall at a minimum set forth: (i) the form in which payments are to be made, which may be a lump sum or substantially equal annual installments of 2 to 15 years (if not completed, the Participant shall be deemed to have elected a lump sum payment), and (ii) the Participant’s Beneficiary(ies). Once made, an election as to the form of payment shall remain in effect for the duration of the Participant’s participation in the Plan. A Beneficiary election may be changed at any time by submitting the applicable form specified by the Administrative Committee to such Committee.
          If a Participant does not file a Participation Agreement then: (i) his or her vested Accounts will be paid in a lump sum on the first business day of the seventh month following Participant’s Separation from Service or, if sooner, within 90 days of his or her date of death, and (ii) his or her Beneficiary shall be deemed to be his or her spouse, if any, and if none, his or her estate.
     7.04 Participation Agreement Timing. A Participation Agreement generally must be filed prior to the December 31st immediately preceding the Plan Year in which the Participant becomes eligible to participate in the Plan or by such other Code Section 409A-compliant deadline as the Administrative Committee may prescribe. (A Participant who becomes eligible for the Plan and who is not eligible for another plan of the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2) will generally have 30 days from the date he or she becomes a Participant to complete a Participation Agreement). Except as provided in Section 7.05, an election as to the form of payment shall be irrevocable. Notwithstanding this Section 7.04, Participants in the Plan for the 2008 Plan Year may make a form of payment election or revoke such an election and make a new election on or before December 31, 2008, in accordance with IRS Notice 2007-86.
     7.05 Modification of Form of Payment. A Participant may make an election to change the form of his or her payments from the Plan as set forth in an existing Participation Agreement, but in accordance with Treasury Regulation Section 1.409A-2(b), such a change will result in the delay in the commencement of such payment(s) by five years from the original payment date (as in effect before such amendment). In addition, such amended Participation Agreement must be filed with the Administrative Committee at least 12 months prior to the date of the first scheduled payment under the Plan (as in effect before such amendment), and will not be effective for 12 months. Furthermore, in no event may a change pursuant to this Section 7.05 result in payments beyond the date that is 15 years after the Participant’s Separation from Service. (For example, a Participant making a valid election to change from a lump sum to installments would commence such installments 5 years after Separation from Service and cannot elect more than 10 installments.)
     7.06 Death. Notwithstanding any provision of the Plan to the contrary, if a Participant dies prior to receiving full payment of his or her Account(s), the Company shall pay the remaining balance of his or her Account (determined as of the most recent Valuation Date preceding such event) to the Participant’s Beneficiary or Beneficiaries in a lump sum in cash within 90 days of the date of death.

     7.07 Acceleration of Payment. A Participant shall have no right to compel any accelerated payment of amounts due to a Participant. The Company may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with this Section and Section 409A of the Code.
     (a) Domestic Relations Orders. The Administrative Committee may, in its sole and absolute discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
     (b) Conflicts of Interest. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).
     (c) Employment Taxes. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, on compensation deferred under the Plan (the FICA amount). Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.
     (d) Limited Cash-Outs. The Administrative Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code.
     (e) Payment Upon Income Inclusion Under Section 409A. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan if at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
     (f) Payment of State, Local, or Foreign Taxes. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
     (g) Bona Fide Disputes as to a Right to a Payment. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount, if done in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv).
     (h) Plan Terminations and Liquidations. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 9.02.
     (i) Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     7.08 Delay of Payment. A payment otherwise due hereunder may be delayed to a date after the designated payment date under any of the following circumstances:
     (a) Company Contracts. Payments that would violate loan covenants or other contractual terms to which the Company is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).
     (b) Legal Compliance. If the Company reasonably anticipates that the making of the payment will violate applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
     (c) Compensation Deduction. If the Company reasonably anticipates that its deduction with respect to a payment under the Plan would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant experiences a Separation from Service).
     (d) Other Events and Conditions. Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE VIII
ADMINISTRATION
     8.01 Administrative Committee Duties. The Plan shall be administered by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.
          The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person. For example, the Compensation Committee shall have discretionary authority to determine eligibility for benefits and to decide claims involving Discretionary Contributions declared by the Compensation Committee. The Administrative Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.
          The Administrative Committee’s responsibilities shall include, but shall not be limited to, determining in the first instance issues related to eligibility, distribution of Retirement Accounts, determination of Account balances, crediting of hypothetical earnings, distributions, and any other duties concerning the day-to-day operation of this Plan. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.
          Neither a member of the Board, the Compensation Committee, nor the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.
          Any member of the Administrative Committee who is due a benefit under the Plan shall recuse himself or herself from any Administrative Committee deliberations that concern such member’s benefits, including deliberations concerning such member’s eligibility for a benefit or his or her level of benefits. The previous sentence shall not apply to deliberations that apply to Participants generally rather than the particular member at issue.
          The Company shall, to the fullest extent permitted by law, indemnify each member of the Board, the Compensation Committee, and the Administrative Committee (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity.
          Any expense incurred by the Company or the Administrative Committee relative to the administration of this Plan shall be paid by the Company.
     8.02 Claims Procedure.
     (a) Any Participant or Beneficiary (a “Claimant”) who believes that he or she is entitled to a benefit under the Plan which he or she has not received may submit a claim to the Administrative Committee. Claims for benefits under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such claim. A claim shall be deemed filed when received by the Administrative Committee.
     (b) In the event a claim for benefits is wholly or partially denied by the Committee, the Administrative Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Administrative Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim;

(ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s review procedure.
     (c) Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such appeal. An appeal request shall be deemed filed when received by the Administrative Committee.
     (d) The Administrative Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred twenty (120) days. The Administrative Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.
     (e) No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.01 Amendment. The Compensation Committee may amend the Plan at any time in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment. All participating companies delegate the power of amendment to the Compensation Committee.
     9.02 Company’s Right to Terminate. The Compensation Committee may terminate the Plan (or, where allowed by Section 409A of the Code, a portion of the Plan) and accelerate any payments due (or that may become due) under the Plan under the following circumstances:
     (a) Section 409A Change of Control. The Plan termination occurs pursuant to an irrevocable action of the Compensation Committee that is taken within the thirty (30) days preceding or the twelve (12) months following a Section 409A Change of Control, and all other plans sponsored by the Company that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each Participant therein who was employed by the Company that underwent the Section 409A Change of Control (“Change of Control Participant”). In the event of such a termination, the Accounts of each Change of Control Participant shall become vested and the Accounts, together with amounts due to each Change of Control Participant under all aggregated plans, shall be paid at the time and pursuant to the schedule specified by the Compensation Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Compensation Committee or its Designee irrevocably approves the termination.
     (b) Company’s Discretion(c) . In the discretion of the Compensation Committee, provided that: (i) all arrangements sponsored by the Company that would be aggregated with the Agreement under Treasury Regulation Section 1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that under Treasury Regulation Section 1.409A-1(c) that would be aggregated with the Agreement if the same service provider participated in both arrangements, at any time within three years following the date of termination of the Agreement.
     (c) Dissolution or Bankruptcy Court Order. Within 12 months of a corporate dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.
     (d) Other. Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE X
MISCELLANEOUS
     10.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan. The Administrative Committee shall have the authority to establish such a trust, which shall be approved by the Administrative Committee and executed by an executive officer of Superior. Participants shall have no right to compel the investment of any amounts deposited in any such trust(s).
     10.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     10.03 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Louisiana, without reference to principles of conflict of law, except to the extent preempted by federal law. If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.
     10.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding Separation from Service.
     10.06 Underlying Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the plans and programs pursuant to which cash awards are earned and which result in contributions under this Plan.

Exhibit 10.27 Supplemental Executive Retirement Plan
     IN WITNESS HEREOF, the Plan is hereby executed on the 30th day of December, 2008, effective January 1, 2008.

WITNESSES	SUPERIOR ENERGY SERVICES, INC.

/s/ Danna Allo	By:	/s/ Danny R. Young

/s/ Greg Rosenstein	Title:	Executive Vice President

APPENDIX A
ADMINISTRATIVE COMMITTEE
The members of the Plan’s Administrative Committee are as follows:
Donna Cummins
Wayne Robertson
Greg Rosenstein
Robert Taylor
Danny Young

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APPENDIX B
ADDITIONAL PARTICIPANTS
Greg Rosenstein (effective January 1, 2008)

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APPENDIX C
DISCRETIONARY CONTRIBUTIONS
CEO Contribution.
     In addition to the amounts credited to his Account in accordance with Section 4.01, Terence E. Hall shall receive an additional fully vested contribution to his Account in the amount of $10 million, to be credited as of the later of the date that Mr. Hall attains age 65 or experiences a Separation from Service. Such CEO Contribution shall also be credited in the event of, and as of the date of, Mr. Hall’s death or Disability, or in the event of a Change of Control.
     Mr. Hall’s CEO Contribution, Retirement Contributions, and all Account(s) in his name under the Plan shall be paid in five (5) annual installments. Such installments shall commence upon the later to occur of Mr. Hall’s Separation from Service or attainment of age 65, provided that if the installments commence due to Separation from Service, the installments shall not commence until the first business day of the seventh month following such Separation from Service. Mr. Hall’s Separation from Service shall be deemed to occur if he experiences a more than 50% permanent reduction in the level of services that he provides to the Company (compared to the preceding 36 months), in accordance with the election set forth in Treasury Regulation Section 1.409A-1(h)(1)(ii). Notwithstanding this paragraph, timing of payments may differ in the event of death (governed by Section 7.06) or in the event of a permissible acceleration or delay of payment (governed by Sections 7.07 and 7.08 respectively).

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